UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 13, 2014

CROCS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

7477 East Dry Creek Parkway Niwot, Colorado	80503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2014, the Board of Directors (the “Board”) of Crocs, Inc. (the “Company”) appointed Andrew Rees as President of the Company with principal responsibilities for the Crocs brand, effective June 9, 2014.  In addition, the Board appointed Mr. Rees as principal executive officer to serve until such time as the Board appoints a Chief Executive Officer of the Company.  Effective June 9, 2014, Mr. Smach will step down as interim Chief Executive Officer of the Company. Mr. Smach will continue to serve as the Chairperson of the Board.

Andrew Rees, age 47, joins the Company from L.E.K. Consulting, a global management consulting firm, where he served as a Managing Director for the past 14 years.  Mr. Rees served as a member of L.E.K. Consulting’s global leadership team and its retail consulting practice.  Prior to L.E.K. Consulting, Mr. Rees served in various executive positions at Reebok International.  During 2014, Mr. Rees led the L.E.K Consulting team that performed certain brand consulting services for the Company.

The Company entered into an employment offer letter dated May 13, 2014 with Mr. Rees (the “Offer Letter”).  The Offer Letter provides that Mr. Rees will receive an annual base salary of $700,000, subject to periodic review and adjustment. The Offer Letter also provides that Mr. Rees will receive a $200,000 signing bonus, and he will be eligible to participate in the Company’s annual cash bonus plan with a target bonus of at least 100% of his base salary, provided that Mr. Rees is entitled to a guaranteed pro rated bonus of 100% of his base salary in 2014. He will also be entitled to participate in all employee benefit plans and programs generally available to the Company’s executive officers.

Upon commencement of his employment, Mr. Rees will be granted a restricted stock unit (“RSU”) award representing to right to receive shares of the Company’s common stock equal to $197,534, based on the closing price of the Company’s common stock on the date immediately prior to his start date, which vests in three annual installments beginning on the first anniversary of his start date, subject to his continued employment with the Company as of each vesting date.  In addition, Mr. Rees will be granted an RSU award representing the right to receive shares of the Company’s common stock equal to $3,500,000, based on a 30 day weighted-average stock price as of May 13, 2014, and such RSU award shall vest based on achievement of certain share price levels before the fourth anniversary of his start date, subject to his continued employment with the Company.  For calendar years after 2014, Mr. Rees shall also be eligible to participate in the Company’s long-term incentive plan, with a target grant value of no less than $700,000, except that the target grant value in 2015 shall be $897,534.

The Offer Letter also provides that if Mr. Rees is terminated by the Company without cause (as defined in the Offer Letter) or if he resigns for good reason (as defined in the Offer Letter), he will be entitled to receive a lump sum payment equal to his then-current base salary plus his then-current target annual bonus. In addition, if Mr. Rees is terminated by the Company without cause or as a result of his death or disability, or, for certain awards, should he resign for good reason, he is entitled to certain continued vesting of his equity awards.

The Offer Letter also contains noncompetition and nonsolicitation covenants which restrict Mr. Rees from taking part in certain activities for a period of one year following his termination of employment with the Company.

The foregoing description of the Offer Letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Offer Letter, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01.                            Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Employment Offer Letter, dated May 13, 2014, between Crocs, Inc. and Andrew Rees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: May 14, 2014	By:	/s/ Jeffrey J. Lasher
Jeffrey J. Lasher
Senior Vice President — Finance, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Offer Letter, dated May 13, 2014, between Crocs, Inc. and Andrew Rees.